Child, Van Wagoner & Bradshaw, PLLC

A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS

5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107 PHONE: (801) 281-4700 FAX: (801) 281-4701

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Marketing Media Holdings, Inc.

We hereby consent to the use of our report dated June 10, 2006, with respect to the financial statements of China Marketing Media Holdings, Inc. in the Registration Statement on Form 10-SB/A to be filed on January 3, 2007. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

Child, Van Wagoner + Bradshaw, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
January 3, 2007